Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”), entered into as of July 1, 2026, by and among ChronoScale Corporation, a Nevada corporation (the “Company”), ChronoScale Holdings Corporation, a Nevada corporation (“Holdings”) and a direct, wholly-owned subsidiary of the Company, and CHRN Merger Sub Inc., a Nevada corporation (“Merger Sub”) and a direct, wholly-owned subsidiary of Holdings. The parties to this Agreement are collectively referred to as “Parties” and individually as a “Party.”

W I T N E S S E T H   T H A T:

WHEREAS, immediately prior to the Effective Time (as defined herein), the Company contributed, assigned and transferred to Holdings all of its right, title and interest in all of the issued and outstanding equity (the “Contributed Shares”) of Applied Digital Cloud Corporation, a Nevada corporation (“Cloud”) and Holdings accepted such contribution, assignment and transfer of the Contributed Shares, such that Cloud became a direct wholly-owned subsidiary of Holdings (the “Equity Contribution”);

WHEREAS, on the date hereof, the Company has the authority to issue 300,000,000 shares, consisting of: (i) 290,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which 145,214,825 common shares are issued and outstanding as of the date hereof; (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”), of which 2,926 preferred shares are issued and outstanding as of the date hereof;

WHEREAS, on the date hereof, Holdings has the authority to issue 300,000,000 shares, consisting of: (i) 290,000,000 shares of common stock, par value $0.001 per share (the “Holdings Common Stock”), of which 1,000 common shares are issued and outstanding on the date hereof and held by the Company; (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Holdings Preferred Stock” and, together with the Holdings Common Stock, the “Holdings Capital Stock”) of which no preferred shares are issued and outstanding;

WHEREAS, on the date hereof, Merger Sub has the authority to issue 1,000 shares, consisting of: 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 1,000 common shares are issued and outstanding on the date hereof and held by Holdings;

WHEREAS, Holdings and Merger Sub are newly formed corporations and organized for the purpose of participating in the transactions herein contemplated and actions related thereto, own no assets and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto;

WHEREAS, the respective Board of Directors of each of the Parties has deemed it advisable and in the best interests of such Party that the Merger Sub merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement, for the purpose of effecting a restructuring merger which may be effected without stockholder approval, in accordance with Section 92A.134 of the Nevada Revised Statutes (the “NRS”), pursuant to which Holdings will become the direct holding company of the Company;

WHEREAS, as of the Effective Time, each share of the Company Capital Stock being converted in the Merger (as defined below) into a share of Holdings Capital Stock with each share or fraction of a share of Company Capital Stock outstanding immediately prior to the Effective Time of the merger converted in the merger into a share or equal fraction of share of Holdings Capital Stock;

WHEREAS, immediately following the Effective Time, the voting powers, designations, preferences, limitations, restrictions and relative rights, of the Holdings Capital Stock will be the same as those of the Company Capital Stock;

WHEREAS, the organizational documents of Holdings immediately following the effective time of the Merger contain only provisions identical to the organizational documents of the Company immediately before the Effective Time of the Merger other than as set forth in NRS 92A.134;

WHEREAS, the Parties hereto intend that the reorganization contemplated by this Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Board of Directors of the Company has determined in good faith that the stockholders of the Company would not reasonably be expected to recognize gain or loss for United States federal income tax purposes by reason of giving effect to the Merger; and

WHEREAS, immediately after the Effective Time of the Merger, the Company will convert from a Nevada corporation to a Nevada limited liability company pursuant to the NRS (the “Restructuring Conversion”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the Company, Holdings, and Merger Sub hereby agree as follows:

1. Merger.

(a) At the Effective Time and in accordance with this Agreement and permitted by NRS 92A.134, Merger Sub shall be merged with and into the Company (the “Merger”), and the Company shall be the surviving corporation (hereinafter sometimes referred to as the (“Surviving Corporation”)). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall become a wholly-owned subsidiary of Holdings, and Holdings shall become the publicly traded company and the successor issuer to the Company.

(b) The Parties intend that the Merger, together with the Equity Contribution and Restructuring Conversion, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code. The Parties hereto agree to report such transactions in a manner consistent with such treatment on all relevant tax returns

2. Closing; Effective Time. As soon as practicable on or after the date hereof, the Surviving Corporation shall file this Agreement with the Articles of Merger in accordance with the relevant provisions of the NRS, and with the Secretary of State of the State of Nevada (the “Secretary of State”), and shall make all other filings or recordings required under the NRS, if any to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of State, (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

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3. Effects of Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions set forth in NRS 92A.134. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, the Company and Merger Sub shall vest in the Surviving Corporation, and (ii) all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Corporation. The vesting of such rights, title, liabilities, and obligations in the Surviving Corporation shall not be deemed to constitute an assignment or an undertaking or attempt to assign such rights, title, liabilities and obligations. The conversion of securities of the Company into the identical and equivalent securities of Holdings will not constitute a sale, resale or different security. Securities of Holdings will be of the same class evidencing the same proportional interest of the stockholders in the holding company as they held in the Company, and the rights and interests of the stockholders of such securities are identical to those they possessed as stockholders of the Company’s securities. Immediately following the merger, Holdings has no significant assets other than equity interests of the Company and its existing subsidiary(s) and has the same assets and liabilities on a consolidated basis as the Company had before the merger. Stockholders of the Company shall be the stockholders of Holdings. Holdings Common Stock will likewise (i) be registered under applicable securities laws if the class or series of such converted share or fraction of a share was so registered immediately before the effective time of the Merger, and (ii) be eligible or approved for trading on each exchange and in each market, if any, as the class or series of the converted share or fraction of a share was so eligible or approved immediately before the Effective Time. Such Holdings Common Stock will trade on The Nasdaq Capital Market under the Company ticker symbol “CHRN” under which the Company Common Stock was previously listed and traded.

4. Organizational Documents.

(a) Articles of Incorporation. In accordance with NRS 92A.134, Holdings agrees to file (and the Company as the initial sole stockholder of Holdings agrees to approve the filing of) an amended and restated articles of incorporation of Holdings with the Secretary of State prior to the Effective Time to be effective prior to and as of the Effective Time containing provisions identical to those in the Second Amended and Restated Articles of Incorporation of the Company immediately prior to the Effective Time, except as otherwise permitted by NRS 92A.134.

(b) Bylaws. Holdings acknowledges that it has adopted bylaws to be effective prior to and as of the Effective Time containing provisions identical to those in the Second Amended and Restated Bylaws of the Company in effect immediately prior to the Effective Time.

(c) Surviving Corporation Articles. At the Effective Time, the Second Amended and Restated Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by the NRS.

(d) Surviving Corporation Bylaws. From and after the Effective Time, the Amended and Restated Bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in the Merger, attached as Exhibit A hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the NRS.

5. Directors and Officers.

(a) Surviving Corporation. The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of Merger Sub immediately prior to the Effective Time and will continue to hold office from the Effective Time until such director’s successor is duly elected and qualified, or until the earlier of such director’s death, resignation or removal. Each officer of Merger Sub in office immediately prior to the Effective Time shall be an officer of the Surviving Corporation immediately following the Effective Time and will continue to hold office from the Effective Time until such officer’s successor is duly appointed and qualified, or until the earlier of such officer’s death, resignation or removal.

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(b) Holdings. The members of the board of directors of Holdings shall be the members of the board of directors of the Company immediately prior to the Effective Time and will continue to hold office from the Effective Time until such director’s successor is duly elected and qualified, or until the earlier of such director’s death, resignation or removal. Each officer of the Company in office immediately prior to the Effective Time shall be an officer of Holdings immediately following the Effective Time and will continue to hold office from the Effective Time until such officer’s successor is duly appointed and qualified, or until the earlier of such officer’s death, resignation or removal.

6. Effect on Capital Stock.

(a) Conversion of Company Common Stock into Holdings Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any holder of securities thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) fully paid and nonassessable, issued and outstanding share of Holdings Common Stock having the same voting powers, designations, preferences, limitations, restrictions and relative rights, as the share of Company Common Stock from which it was converted.

(b) Conversion of Company Preferred Stock for Holdings Preferred Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any holder of securities thereof, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) fully paid and nonassessable, issued and outstanding share of Holdings Preferred Stock having the same voting powers, designations, preferences, limitations, restrictions and relative rights, as the share of Company Preferred Stock from which it was converted.

(c) Conversion of Merger Sub Common Stock for Surviving Corporation Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any holders of securities thereof, each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) fully paid and nonassessable, issued and outstanding share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

(d) Conversion of Company Common Stock Held in Treasury. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any holders of securities thereof, each share of Company Common Stock that is issued but not outstanding and held in the Company’s treasury immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of Holdings Common Stock, to be held in Holdings’ treasury immediately after the Effective Time.

(e) Cancellation of Holdings Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any holders of securities thereof, all of the shares of Holdings Common Stock that were issued and outstanding immediately prior to the Effective Time and held by the Company shall be automatically canceled without consideration and returned to the status of authorized but unissued shares.

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(f) Stock Certificates. From and after the Effective Time, all of the outstanding certificates and book-entries which immediately prior to the Effective Time represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Holdings Common Stock into which the shares of Company Common Stock formerly represented by such certificates and book-entries have been converted as provided in this Agreement with same voting powers, designations, preferences, limitations, restrictions and relative rights. The registered owner on the books and records of Holdings or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Holdings or its transfer agent, be entitled to exercise any voting and other rights with respect to the applicable shares of Holdings Common Stock into which the shares of Company Common Stock have been converted as provided in this Agreement.

7. Assumption of Equity Plans. At the Effective Time, pursuant to this Agreement, the Company will transfer to Holdings, and Holdings will assume sponsorship of the Company’s Equity Plans (as defined below), along with all of the Company’s rights and obligations under the Equity Plans, including, without limitation, all equity awards outstanding thereunder (each, a “Company Award”). By virtue of the Merger and without any further action on the part of the Parties or any holders of securities, each such Company Award, whether vested or unvested, that is unexpired and outstanding immediately prior to the Effective Time shall, in accordance with the terms of the applicable Equity Plan, be adjusted to be settled in shares of Holdings Common Stock and shall otherwise remain subject to the same terms and conditions (including number of shares) as applied immediately prior to the Effective Time, except that (i) any reference to the Company shall refer to Holdings, and (ii) any reference to Common Stock shall instead refer to Holdings Common Stock. “Equity Plans” means each of (i) the Ekso Bionics Holdings, Inc. Amended and Restated 2014 Equity Incentive Plan, and (ii) the ChronoScale Corporation 2026 Omnibus Equity Incentive Plan, in each case, as amended, restated, or otherwise modified from time to time.

8. Reservation of Shares. On or prior to the Effective Time, Holdings shall reserve for issuance a sufficient number of shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock necessary to satisfy Holdings’ obligations under this Agreement, including with respect to the Equity Plans assumed pursuant to Section 6(g).

9. No Dissenters’ Rights. In accordance with the NRS, no dissenters’ rights shall be available to any holder of Company Common Stock in connection with the Merger.

10. Other Agreements. At the Effective Time, Holdings shall assume any obligation of the Company to deliver or make available shares of the Company Capital Stock under any agreement or employee benefit plan not referred to in Section 6(g) herein to which the Company is a party. Any reference to the Company Capital Stock under any such agreement or employee benefit plan shall be deemed to be a reference to the Holdings Capital Stock, and a share of Holdings Capital Stock shall be issuable in lieu of each share of the Company Capital Stock otherwise required to be issued under any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

11. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its Holdings or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

12. Termination. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the board of directors of the Company, Holdings, and Merger Sub, or by action of the board of directors of the Company if it determines for any reason, in its sole judgment and discretion, that the consummation of the Agreement would be not be advisable or not in the best interests of the Company.

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13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada.

14. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (both written and oral) among the Parties with respect thereto.

15. Further Assurances. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, assignments, instruments, and documents as the other reasonably may request from time to time for the purpose of carrying out the intent of this Agreement.

16. Binding Effect; Assignability. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either Party without the consent of the other Party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Party and its successors and assigns.

17. Amendments. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

18. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning and interpretation of this Agreement.

19. Third Party Beneficiaries. Nothing herein is intended or shall be construed to confer upon or give to any person or entity other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Company, Holdings, and Merger Sub have caused this Agreement to be executed and delivered as of the date first written above.

THE COMPANY:

CHRONOSCALE CORPORATION

By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

HOLDINGS:

CHRONOSCALE HOLDINGS CORPORATION

By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

MERGER SUB:

CHRN MERGER SUB INC.

By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	President

[Signature Page to Merger Agreement]